Exhibit 99.1

Theriva™ Biologics Announces a Warrant Inducement Transaction for $4.0 Million in Gross Proceeds

ROCKVILLE, Md., October 16, 2025 (GLOBE NEWSWIRE) -- Theriva™ Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced its entry into a warrant inducement agreement with existing institutional investors of the Company for the immediate exercise of warrants to purchase up to 7,360,460 of common stock (the “Existing Warrants”) at a reduced exercise price of $0.54 per share for gross cash proceeds of approximately $4.0 million before deducting fees and other transaction expenses. The offer to exercise will remain open until 11:30 AM ET for up to an additional $0.4 million in gross proceeds. The Company intends to use the net proceeds from the warrant inducement transaction for working capital and other general corporate purposes.

In consideration for the immediate exercise in full of the Existing Warrants, the investors will receive, in a private placement, new unregistered warrants to purchase up to an aggregate of 14,720,920 of common stock shares (the “New Warrants”). The New Warrants will have an exercise price of $0.54 per share and, will be initially exercisable on the date that stockholder approval of the exercise of the New Warrants is obtained (the “Approval Date”) and will expire five (5) years following the Approval Date. The closing of the warrant inducement transaction is expected to occur on or about October 17, 2025, subject to satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners acted as the exclusive financial advisor in connection with the transaction.

The New Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of common stock issuable upon exercise of the New Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L. , has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates are: (1) VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva’s website at www.therivabio.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the intended use of proceeds from the warrant inducement transaction, the anticipated closing of the warrant inducement transaction, the potential of VCN-12 to significantly improve antitumor effects; the feasibility of VCN-01 intracranial administration for the potential treatment of brain tumors; and the further development of VCN-01 as a therapeutic option for patients with brain tumors .These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the anticipated closing of the warrant inducement transaction on or about October 17, 2025; the Company’s intended use of the net proceeds from the warrant inducement transaction; the Company’s product candidates, including VCN-01 and VCN-12, demonstrating safety and effectiveness in clinical indications, as well as results that are consistent with prior results; the ability to confirm VCN-12 preclinical data in the clinical setting; the Company’s ability to reach clinical milestones when anticipated including enrolling the expected number of patients in each trial; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s ability to maintain license agreements, the continued maintenance and growth of the Company’s patent estate, the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations:

Kevin Gardner

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com

617-283-2856